SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________
FORM 8-K
CURRENT REPORT
Filed Pursuant to Section 13 or 15 (d) of the Securities Act of 1934
Date of Report (Date of earliest event reported): October 16, 2006

CAPACITIVE DEIONIZATION TECHNOLOGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 000-28291

Nevada	86-0867960
(State of Jurisdiction)	(I.R.S. Employer Identification No.)

4251 Kellway Circle; Addison, TX 75001
(Address of principal executive offices)

Registrant's telephone number, including area code: 972-934-1586

Not Applicable
(Former name or former address, if applicable)

Item 5.02 (b) Election of Chief Executive Officer

Dallas Talley, Chairman of the Board, has reached an agreement with the Board of Directors whereby he will take a leave of absence from his position as Chief Executive Officer (CEO). Effective October 16, 2006, the Board of Directors ratified the appointment of Mr. John Davies to immediately assume the position of CEO and Director of the Company. Mr. Davies has been associated with the Company since 2002. He has assisted the Company with financing and marketing opportunities in Australia. For the last fifteen years, Mr. Davies has directed his own strategy consultancy, advising at senior levels in companies and State and Federal governments on matters such as waste management and recycling, forestry, agribusiness and transport. He was previously Australian General Manger of Visy Recycling and was also Chief Executive of Kleinwort Noall stockbroking in Melbourne, Australia for Kleinwort Benson Australia, Ltd.

Mr. Davies' will be compensated by the issuance of 400,000 three-year warrants exercisable at $.25 per share. Mr. Davies' expenses (travel, hotel, meals and transportation) will be accrued. Upon completion of financing of working capital and restructuring of the existing convertible debentures, Mr. Davies' Board-approved accrued expenses will be reimbursed.

During the last two years, Mr. Davies has invested $64,900 in the Company's convertible debentures at interest rates ranging from 10% to 15%. Mr. Davies still holds these debentures. In addition, during the last two years, Mr. Davies has received finder's fees from the Company's fundraising activities in the amount of $9,220.

Item 8.01 Other Events

At the recommendation of its Cross Border Financial Advisor and based on advice of its U.K. Nominating Advisor (NOMAD) of a flotation on the London Stock Exchange Alternate Investment Market (AIM) in the third quarter of 2006, the Company completed six-month convertible and non-convertible notes, principally in the first quarter of 2006. Approximately $1.5 million of these notes are currently overdue. The Company is discussing conversion, extension and additional financing to settle these obligations.

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPACITIVE DEIONIZATION TECHNOLOGY SYSTEMS, INC.

/s/ Dallas Talley
Date: October 18, 2006